Exhibit 99.2



REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Allstate Life Insurance Company

We have examined management's assertion that Allstate Life Insurance Company (the "Company") has complied as of and for the year ended December 31, 2005 with its established minimum servicing standards described in the accompanying Management's Assertion Concerning Compliance dated March 27, 2006. Such assertion was examined relating to those trusts included in the attached Appendix A. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants as adopted by the Public Company Accounting Oversight Board and, accordingly, included examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we considered necessary under the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with its minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005, is fairly stated, in all material respects based on the criteria set forth in Appendix B.

/s/ Deloitte & Touche LLP


Chicago, Illinois
March 27, 2006

                                                          Appendix A

Allstate Life Global Funding

Allstate Life Global Funding Trust 2005-1

Allstate Life Global Funding Trust 2005-2

Allstate Life Global Funding Trust 2005-3

Allstate Life Global Funding Trust 2005-4

Allstate Life Global Funding Trust 2005-5

Allstate Life Global Funding Trust 2005-6

Allstate Life Global Funding Trust 2005-7

Allstate Life Global Funding Trust 2005-8

Allstate Life Global Funding Trust 2005-9

MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE


March 27, 2006


As of and for the year ended December 31, 2005, Allstate Life Insurance Company (the "Company") has complied, in all material respects, with the Company's established minimum servicing standards for the payment of amounts due on the secured notes noted below as set forth in Appendix B.

Allstate Life Global Funding Trust 2005-1

Allstate Life Global Funding Trust 2005-2

Allstate Life Global Funding Trust 2005-3

Allstate Life Global Funding Trust 2005-4

Allstate Life Global Funding Trust 2005-5

Allstate Life Global Funding Trust 2005-6

Allstate Life Global Funding Trust 2005-7

Allstate Life Global Funding Trust 2005-8

Allstate Life Global Funding Trust 2005-9





By: /s/ Casey J. Sylla
    --------------------
    Casey J. Sylla
    Chairman of the Board of Directors and President


By: /s/ John C. Lounds
    ---------------------
    John C. Lounds
    Senior Vice President


By: /s/ Sarah R. Donahue
    --------------------
    Sarah R. Donahue
    Assistant Vice President

                                                            Appendix B


     ALLSTATE LIFE INSURANCE COMPANY'S MINIMUM SERVICING STANDARDS





1. Obtain from the Indenture Trustee a copy of the History of Transactions List which details:

         (a) the payments received from Allstate Life of the amounts due on the funding agreements securing the Notes; and

         (b) the transfers by the Indenture Trustee to Cede & Co., the nominee of the Depository Trust Company, of amounts due on the Notes.

2. Confirm that payments of amounts due on the funding agreements are recorded on the History of Transactions List on the applicable due dates.

3. Confirm that the amounts due on the Notes are recorded on the History of Transactions List on the applicable due dates.